Exhibit 10.2

OPTION CERTIFICATE

This Option Certificate evidences an Option ("Option") to purchase shares ("Option Shares") of Common Stock, par value $0.0025, of PacificHealth Laboratories, Inc. (the "Company") granted to ADAM MIZEL (the "Optionee") pursuant to the Company's 2000 Incentive Stock Option Plan (the "Plan"), a copy of which has been furnished to the Optionee simultaneously with the delivery of this Option Certificate. The Option and Option Shares are subject to the terms, conditions, limitations and restrictions set forth in the Plan and the following terms and conditions:

a. The effective date of the grant of the Option is February 16, 2007, and the number of Option Shares that may be purchased upon exercise of the Option is TEN THOUSAND (10,000) shares (the "Option Shares").

b. The Option Price shall be $2.14 per Option Share.

c. The Option shall vest, subject to the provisions for early termination set forth herein and in the Plan, on February 16, 2008.

d. The Option shall be exercisable to purchase Option Shares beginning on the date the Option vests as to such Shares, and shall terminate as to vested Option Shares on February 16, 2012, unless sooner terminated pursuant to the Plan.

e. The Option may not be exercised as to any Option Share prior to the time that the Option becomes vested as to such Share.

f. The Option Price is payable at the time of exercise and shall be paid at the election of the Optionee (i) in cash; or (ii) in such other manner as may be approved by the Board of Directors or Committee of the Board then administering the Plan.

IN WITNESS WHEREOF, this Option Certificate has been executed on behalf of the Company by a duly authorized officer effective this 22nd day of February 2006.

PACIFICHEALTH LABORATORIES, INC.

By:  /s/ Robert Portman
                                                                                Robert Portman, President